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                                                     ---------------------------
                                                           SEC FILE NUMBER
                                                       000-25936

                                                     ---------------------------


                                                     ---------------------------
                                                            CUSIP NUMBER
                                                       917294 30 8
                                                     ---------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


(Check One): [X] Form 10-K  [ ] Form 20-F  [ ]Form 11-K  [ ] Form 10-Q  [ ]Form N-SAR

                  For Period Ended:   December 31, 2002
                                   ---------------------------
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                  ------------------------------


  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION


USDATA Corporation
-------------------------------------------------------------------------------
Full Name of Registrant


Not Applicable
-------------------------------------------------------------------------------
Former Name if Applicable


2435 N. Central Expressway
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Address of Principal Executive Office (Street and Number)


Richardson, TX  75080
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X]          (b)   The subject annual report, semi-annual report, transition
                     report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


                                           POTENTIAL PERSONS WHO ARE TO RESPOND
                                            TO THE COLLECTION OF INFORMATION
                                            CONTAINED IN THIS FORM ARE NOT
                                            REQUIRED TO RESPOND UNLESS THE FORM
                                            DISPLAYS A CURRENTLY VALID OMB
(Attach Extra Sheets if Needed)             CONTROL NUMBER.
SEC 1344 (2-02)

As a result of unforeseen delays in connection with the preparation of the registrant's Form 10-K, the registrant is unable to file its Form 10-K within the prescribed time period. The registrant cannot eliminate the reasons for its inability to file the foregoing Report without unreasonable effort and/or expense. The foregoing Report will be filed no later than the fifteenth calendar day following the prescribed due date of the Report.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


       Jennifer P. Dooley             (972)                 497-0359
--------------------------------------------------------------------------------
           (Name)                   (Area Code)         (Telephone Number)


(2)    Have all other periodic reports required under
       Section 13 or 15(d) of the Securities Exchange Act of
       1934 or Section 30 of the Investment Company Act of
       1940 during the preceding 12 months or for such        [X]  Yes  [ ]  No
       shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).


(3)    Is it anticipated that any significant change in
       results of operations from the corresponding period
       for the last fiscal year will be reflected by the      [ ]  Yes  [X]  No
       earnings statements to be included in the subject report or portion thereof?


       -------------------------------------------------------------------------

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


--------------------------------------------------------------------------------

                               USDATA Corporation
              ---------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      March 31, 2003                  By      /s/ Jennifer P. Dooley
    --------------------------                   ------------------------------
                                          Name:   Jennifer P. Dooley
                                          Title:  Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------